Exhibit 10.2

Sunnylife Global, Inc. Agreement

Exclusive License and Manufacturing Agreement

THIS EXCLUSIVE LICENSE AND MANUFACTURING AGREEMENT (the “Agreement”) is entered by Sunnylife Global, Inc. (referred to as “Licensor” and/or “Manufacturer”), a corporation organized and existing under the laws of California, with its principal place of business at 1000 Lakes Drive, #230, West Covina, California 91790, and AOB Biotech, Inc. (referred to as “Licensee”), a corporation organized and existing under the laws of California, with its principal place of business at 150 N. Santa Anita Avenue, #300, Arcadia, California 91007. Licensor/Manufacturer and Licensee shall be sometimes separately or collectively referred to as the “Party” or “Parties” in the agreement.

WHEREAS, Licensor/Manufacturer is the owner of certain proprietary rights and interests to the intellectual property referred to in Paragraph 1 of this agreement and intellectual property has been further specified as “Licensor’s Intellectual Property Rights” in the attached Exhibit A.

WHERAS, Licensee desired to be licensed for certain exclusive marketing and distribution rights in the licensed products using Licensor’s Intellectual Property Rights.

NOW, THEREFORE in consideration of the promises and the representations, warranties and covenants contained herein, the Parties of this agreement agree as follows:

1.	Licensor’s Intellectual Property Rights

“Licensor’s Intellectual Property Rights”

The “Licensor’s Intellectual Property Rights” refers to all formulas, inventions and all other proprietary rights, including but not limited to know-how, research data, copyrights, trade secrets, formulas, and specifications related to the inventions, technologies, and/or any intellectual properties commonly known and described as follows:

Exhibit “A” Cardio Essential
Exhibit “B” Joint Essential
Exhibit “C” Glucose Modulator
Exhibit “D” Ultra Spirit
Exhibit “E” Optimal Care
Exhibit “F” Menoease
Exhibit “G” Age Defender
Exhibit “H” Ultra-antioxidant

More complete descriptions are provided for on Exhibits A through H as attached to this agreement.

1.	Intellectual Property Rights

The “Licensor’s Intellectual Property Rights” in connection with Cardio Essential refers to the inventions described in the U.S. Patent Application No. __________, as described in Exhibit A as attached to this agreement. All patent application expenses and fees will be paid for by the “Licensee.”

“Licensed Products”

“Licensed Products are defined as the products using or incorporating the Licensor’s Intellectual Property Rights as specifically described in Exhibits A through H as attached to this agreement.”

2.	Grant of Rights

Licensor grants to Licensee the exclusive right of marketing and distribution of Licensed Products embodying or manufactured in accordance with the Licensor’s Intellectual Property Rights described above in the preceding paragraph 1 of this document.

3.	Exclusive Manufacturer

Both parties expressly agree that Licensor shall be the exclusive and only manufacturer of the licensed products to be marketed and distributed by licensee in the specified territory described and defined in Exhibit 1 as attached to this document.

4.	Sublicense

Licensee may sublicense the rights granted pursuant to this agreement provided the licensee must obtain Licensor’s prior written consent to such sublicense.

5.	Territory

The rights granted to Licensee are limited to the geographical territory as defined and specified in Exhibit 1 attached to this agreement.

6.	Term

This agreement shall commence upon the latest signature date of Licensor and Licensee (the “effective Date”) and upon receipt by Licensor of any initial payment as agreed to by both parties (the “initial Payment” of Licensee). This agreement shall extend for a period of 15 years (the initial Term”). Following the Initial Term, this agreement can be renewed by both Parties under the same terms and conditions for an unlimited ______________agrees to the other party’s written notice of its intention to renew this agreement at least ninety (90) days before the expiration of the current term.

7.	Manufacturing price (with Royalties Fee)

“Manufacturing Price” is defined as Licensee’s acquired cost to produce and/or manufacture the Licensed Products including direct materials, direct manufacturing labor, manufacturing overhead, packaging costs and royalties fee.

8.	Payment Term

Licensee agrees that the manufacturing Price with Royalties Fee shall be paid C.O.D.

9.	Sublicensing Revenues

In the event of any sublicense to the rights granted pursuant to this agreement, licensee shall pay Licensor 2% of sublicensing revenues collected by Licensee.

10.	Indemnification

Either Licensor or Licensee shall indemnify, defend or hold the other Party harmless from any claims actions, damages and liabilities (including reasonable attorney’s fees and costs), arising out of or in connection with its own conducts and activities.

11.	Compliance with Intellectual Property Laws

Both Parties shall comply with the provisions of the intellectual property laws of the United States and/or any foreign jurisdiction in the Territory. All items of the Licensed Product as well as all promotional material shall bear appropriate proprietary notices.

12.	Infringement against Third Parties

In the event that either Party learns of infringements of the intellectual Property Rights or Licensed Products, that Party shall notify the other of the infringement activities without any delay. In case Licensor does not commence legal actions against an alleged infringer within one hundred twenty (120) days of notification by Licensee, Licensee may commence legal actions against the third party. Before filing any lawsuit, however, Licensee shall obtain the written consent of Licensor to do so and such consent shall not be unreasonably withheld. Licensor shall cooperate fully and in good faith with Licensee for the purpose of securing and preserving the rights to the Intellectual Property Rights. Any recovery (including, but not limited to, any recovery from a judgment, award, settlement or licensing agreement) shall be divided equally between the Parties after deduction on and payment of attorneys’ fees and other costs and expenses to the Party bring the legal action.

13.	Confidentiality

The Parties acknowledge that each may be furnished or have access to confidential information that relates to each other’s business (the “Confidential Information”). In the event that any Confidential Information is in written form, the disclosing Party shall label or stamp the materials with the word ”Confidential” or some similar warning. In the event the Confidential Information is transmitted orally, the disclosing Party shall promptly provide a writing indication that that such oral communication constituted Confidential Information. The Parties agree to maintain the Confidential Information strictest confidence for the sole and exclusive benefits of the other Party and to restrict access to such Confidential Information to persons bound by this agreement and only on a need-to-know basis. Neither party, without prior written consent of the other, shall use or otherwise disclose to others, or permit the use by others of the Confidential Information.

14.	Termination

a)	This agreement may be terminated by mutual agreement of both Parties

b)	This agreement terminates at the end of each Term unless renewed by both Parties as provided for in this agreement

c)	This agreement may be terminated upon Licensor’s ninety (90) days written notice at its sole discretion.

15.	Effect of Termination

Licensee may dispose of the Licensed Products covered by this agreement for a period of Thirty (30) days after termination or expiration of this agreement.

16.	Governing Law

This agreement shall be governed in accordance with the laws of the State of California, excluding any conflicts of law principles and rules.

17.	Dispute Resolution

Any dispute arising out of or in connection with this agreement shall be resolved by a binding arbitration proceeding to be held in Los Angeles County, State of California. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses and reasonable attorneys’ fees. Any such arbitration shall be conducted by a neutral and impartial arbitrator experienced in licensing law and shall prepare a written record of the arbitration hearing. An award of arbitration may be confirmed and entered in any court of competent jurisdiction.

18.	Attorneys’ Fees

The prevailing Party in any dispute under this agreement shall have the right to collect from the other Party its reasonable attorneys’ fees, expenses and costs incurred in enforcing this agreement.

19.	Entire Agreement

This agreement expresses the complete understanding of the Parties and supersedes all prior representations, negotiations, agreements, and understandings, whether written or oral. This agreement may not be altered or changed except by a written document executed by both Parties.

20.	Waiver

No waiver of any term, provision or condition of this agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this agreement.

21.	Captions

The caption of each paragraph is for convenience only and shall not be considered or referred to in resolving questions or interpretation.

22.	Assignment

This agreement shall not be assignable by any Party without the prior written consent of the other Party. Notwithstanding the forgoing, a Party may assign this agreement in whole or in part, to any subsidiary, affiliate or parent company of that Party or any successor of that Party by merger, consolidation or acquisition.

23.	Severability

If any term or provision of this agreement, of the application thereof to any person or circumstance, shall to any extent be found to be invalid, void or unenforceable, the remaining provisions and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

24.	Further Actions

Each of the Parties hereto agrees to take any and all actions or provide any and all information and documents reasonably necessary in order to carry out the provisions of this agreement.

25.	Successors and Assigns

Except as otherwise provided herein, the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto, their representatives, heirs, executors, administrators, and/or any successors or assigns as permitted by paragraph 24 of this agreement.

26.	Gender and Number

As used in this agreement, the masculine gender includes the feminine and neuter, the feminine gender includes the masculine and neuter, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

27.	Counterparts

This agreement may be executed in more than one counterpart and all the counterparts signed in the aggregate by both Parties shall constitute a single original instrument.

28.	Attachments and Exhibits

The Parties agree and acknowledge that all attachments, exhibits and/or schedules referred to in this agreement are hereby incorporated into this agreement by this reference.

IN WITNESS THEREOF, the parties hereto have executed this agreement as of the dates specified below.

LICENSOR	LICENSEE
Sunnylife Global, Inc.	AOB Biotech, Inc.

By: /s/ Richard Lo	By: /s/ Nelson Liao
Richard Lo	Nelson Liao
Date: 9-30-2004	Date: 9-30-2004